Exhibit 99.1

12 July 2013

Diligent Board Member Services, Inc. (Diligent)

On July 12, 2013 New Zealand time, Diligent Board Member Services, Inc. (the “Company”) announced that the Company is delaying its Second Quarter 2013 Update, due to the need to complete its previously disclosed review of revenue recognition practices. The Company is working to provide its Second Quarter 2013 Update within the next thirty (30) days. The Second Quarter 2013 Update is not a required submission in New Zealand or the United States and, as such, there is no adverse regulatory consequence relating to the delay in the Company releasing the Update.

Until its revenue recognition review is complete, the Company is not able to reconcile its New Sales or Cumulative Sales results to revenue as required by U.S. securities laws, or release any revenue information. The revenue recognition errors identified by the Company and the other related items described below do not affect the total revenues ultimately earned or to be earned, the amount or timing of cash received or to be received from individual customer agreements, or the Company's liquidity or overall cash flow.

Specifically, U.S. disclosure rule Regulation G requires U.S. public companies that disclose or release certain non-GAAP financial measures to include, in that same disclosure or release, a presentation of the most directly comparable GAAP financial measure and a reconciliation of the disclosed non-GAAP financial measure to the most directly comparable GAAP financial measure. In order to comply with U.S. disclosure rules the Company cannot present New Sales or Cumulative Sales at this time.

The Company is continuing to evaluate the financial impact of issues identified in its revenue recognition review, which include the previously disclosed error relating to the recognition of revenue from the beginning of a month rather than from the date of contract signing, and the Company’s failure to defer revenue recognition until customers are provided access to the Company's hosting environment, as required by U.S. GAAP.  There are certain other items that may be affected by any change in revenue recognition, such as deferred revenue, deferred commissions, the income tax provision and deferred tax balances, which must also be evaluated prior to making a conclusion as to whether the errors are material for the purpose of requiring a restatement in the Company’s historical financial statements for any fiscal period. Additionally, the Company is evaluating the effect of properly capitalizing certain costs associated with software developed for internal use. These costs were previously expensed.

The Company is working to complete its analysis of such issues in order to determine whether they have a material impact on the Company's financial statements for any previously reported fiscal period. The Company will update investors when it is able to make such determination.

Investor inquiries:	Media inquiries:
Sonya Joyce	Geoff Senescall
Phone: +64 4 894 6912	Phone: +64 21 481 234